Exhibit 99.1

CoastalSouth Bancshares, Inc. Announces Stock Repurchase Plan

ATLANTA, GA (May 1, 2026) -- CoastalSouth Bancshares, Inc. (“CoastalSouth” or the “Company”) (NYSE: COSO), the holding company for Coastal States Bank (the “Bank” or "CSB"), today reported that its Board of Directors authorized a stock repurchase plan (the “2026 Repurchase Plan”), pursuant to which the Company may purchase, from time to time, up to an aggregate amount of $15 million of its shares of common stock. The 2026 Repurchase Plan will become effective on May 1, 2026, and will expire on April 30, 2027, unless extended by the Board.

Repurchases under the 2026 Repurchase Plan may be made from time to time in the open market, by accelerated share repurchase programs, in privately negotiated transactions, or otherwise in compliance with Rule 10b-18 of the Securities Exchange Act of 1934 (the “Exchange Act”), in each case subject to applicable regulatory requirements and other factors that may be considered by the Company in its sole discretion. Repurchases may also be made pursuant to a trading plan under Rule 10b5-1 of the Exchange Act, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions. The 2026 Repurchase Program does not obligate the Company to repurchase any particular amount of common stock and may be extended, modified, amended, suspended, or discontinued by the Board at any time.

About CoastalSouth Bancshares, Inc.

CoastalSouth Bancshares, Inc. is a bank holding company headquartered in Atlanta, Georgia. Through our wholly owned subsidiary, Coastal States Bank, a South Carolina state-chartered commercial bank, we offer a full range of banking products and services designed for businesses, real estate professionals, and consumers looking for a deep and meaningful relationship with their bank. To learn more about Coastal States Bank, visit www.coastalstatesbank.com.

Contact

Anthony P. Valduga

Chief Financial Officer / Chief Operating Officer

678-396-4605

investorrelations@coastalstatesbank.com